EXHIBIT 10.1

September 23, 2005

By Personal Delivery

Paul J. Hastings
c/o 887 Great Northern Way
Vancouver, British Columbia
V5T 4T5

Dear Paul:

As discussed, we have mutually agreed that your employment with QLT Inc. (“QLT”) will terminate effective September 23, 2005. All amounts payable by QLT and all agreements of QLT set out herein are conditional upon you signing and returning to QLT the attached release immediately and your continued compliance with your ongoing obligations under the Definitive Executive Employment Agreement (the “Agreement”) between you and QLT dated for reference December 18, 2001.

We have agreed that your entitlements to severance will be in accordance with Section 5.3 of the Agreement, except as amended in this letter.

In lieu of notice, and subject to Section 5.5 of the Agreement, QLT will continue to pay to you your base salary and an amount equal to your entitlement under the Cash Incentive Compensation Plan for a period of 24 months until September 23, 2007. The Cash Incentive Compensation Plan payments will be prorated for partial years over this period and will be calculated at your existing target level of 75% of your base salary. All payments will be made on a twice-monthly basis and will be subject to statutory withholdings.

All benefits, except short and long term disability (both of which cease effective immediately), will continue to the earlier of the date on which you cease to be a resident of Canada and September 23, 2006. QLT will endevour to extend those benefits (other than short and long term disability) until September 23, 2007 provided QLT’s benefits provider determines you to be eligible for such time. In the event you cease to be a resident of Canada prior to September 23, 2007 or are not eligible for benefits after September 23, 2006, then, from that date forward to September 23, 2007, QLT will pay you an amount in lieu of benefits equal to 10% of your base salary, paid in equal twice-monthly instalments and together with the payments noted above. These payments are also subject to statutory withholdings and Section 5.5 of the Agreement. Please note that certain of your benefits may be convertible to individual plans. If you wish to convert any of your benefits to individual plans, you should contact the Senior Vice President, Human Resources and Organizational Development immediately.

By September 28, 2005, QLT will pay to you an amount to compensate you for your remaining base salary owing to September 23, 2005, reimbursement of expenses, vacation pay accrued to date (which we have agreed is 2 weeks), payment in lieu of contribution to RRSP for 2005, 2006 and 2007 and a prorated payment under the Cash Incentive Compensation Plan for the period worked from January 1, 2005 to September 23, 2005 (calculated at your existing target level of 75% of your base salary).

In addition, QLT will provide for payment of outplacement counselling in accordance with the terms of Section 5.3 of the Agreement.

Under the terms of your Stock Option Agreements, 50% of your unvested stock options as of September 23, 2005 will automatically vest on that date. In addition, we agree to extend the period during which you may exercise your vested stock options to September 23, 2006. Except as modified by this paragraph with respect to the exercise period of the stock options, the terms of the Stock Option Agreements and QLT’s Employee Incentive Stock Option Plan will govern the vesting and exercise of any stock options which you may hold. We confirm that we have previously advised you to seek independent tax advice with respect to the personal tax consequences of the extension of the exercise period on the stock options and with respect to the holding and exercising of those stock options.

In addition, QLT will continue to pay, during the 24 month period to September 23, 2007, your tax advisory fees in the same manner and to the same extent as paid during your employment with QLT. To the extent your relocation costs are not paid by a future employer, QLT will extend the Relocation Assistance agreement set out in Schedule B of the Agreement, as amended, to September 23, 2007 which, for greater certainty includes relocation assistance regarding two vehicles and one residence provided that the total amount to be reimbursed or paid to you by QLT in connection with such relocation will not exceed $150,000. We have also agreed that, in the event of a Change in Control of QLT as defined in the Change of Control Agreement dated February 18, 2003, all amounts set out in the 3rd and 4th paragraphs of this letter will become payable immediately and in a lump sum (subject to all statutory withholdings).

We remind you that pursuant to Section 6A.1 of the Agreement, this agreement constitutes your resignation from the Board of QLT and its subsidiaries and affiliates. Nevertheless, a notice of resignation is attached and it is a condition of our agreement that you sign that notice immediately. We also remind you that your duties of confidentiality and the post-employment restrictions set out in Sections 7 and 8 of the Agreement survive the termination of your employment.

We confirm that your home relocation loan is forgiven and that QLT will promptly file the appropriate mortgage discharge documents.

Paul, we wish to thank you for the contribution that you have made to QLT during your tenure with the company, and wish you the best of luck in your future endeavours.

Yours truly,

QLT Inc.

Per:

/s/ William J. Newell	/s/ Cameron Nelson

William J. Newell	Cameron Nelson
Senior Vice President & Chief Business Officer	Vice President, Finance & Chief Financial Officer

Accepted and Agreed to this 23rd day of September, 2005

/s/ Paul J. Hastings
Paul J. Hastings